CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated January 10, 2014, relating to the financial statements and financial highlights, which appears in the November 30, 2013 Annual Report to Shareholders of The New Economy Fund, which appear in such Registration Statement and to the investment portfolio appearing in Item 6 of the Form N-CSR filing. We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm" and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

June 27, 2014